Exhibit 10.3

DAVITA INC. EXECUTIVE INCENTIVE PLAN

(As Amended and Restated Effective March 30, 2005)

PURPOSE.

The purpose of the DaVita Inc. Executive Incentive Plan (the “Plan”) is to provide annual incentive compensation payments (“Awards”) to senior executives that are directly tied to the attainment of business objectives of DaVita Inc. (the “Company”) and to the attainment of its mission to be the partner, provider, and employer of choice and that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

ELIGIBILITY.

The Chief Executive Officer of the Company and each other senior executive of the Company who is determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to be likely to deemed to be a “covered employee” under Section 162(m) of the Code for a calendar year shall be eligible to participate in the Plan for such calendar year (the “Participants”).

ADMINISTRATION.

The Plan shall be administered by the Committee, which shall consist solely of two (2) or more directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. The members of the Committee shall be appointed by the Board and may be changed from time to time at the discretion of the Board.

The Committee shall have the authority:

(1)	to select the Participants in the Plan for each calendar year;

(2)	to establish and administer the performance goals and the amount of the Award for each Participant for each calendar year;

(3)	to certify whether the performance goals for each Participant for each calendar year have been satisfied;

(4)	to construe, interpret, and implement the Plan;

(5)	to prescribe, amend, and rescind rules and regulations relating to the Plan and the administration of the Plan;

(6)	to make all determinations necessary or advisable in administering the Plan; and

(7)	to reduce the amount payable under any Award granted under the Plan if, in the judgment of the Committee, such reduction is in the best interests of the Company and its stockholders.

Any determination by the Committee shall be final and binding.

AWARDS.

No later than 90 days after the commencement of each calendar year, the Committee shall designate the Participants for such calendar year, shall establish, in writing, the performance goals for each Participant and the method of calculating the amount of the Award that will be payable under the Plan to each Participant if the performance goals established by the Committee for the Participant are attained, in whole or in part. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the Award that would be payable to the Participant upon attainment of the goals.

The performance goals for each Participant shall be based on one or more of the following business criteria: cash generation targets, profit and revenue targets on an absolute or per share basis (including but not limited to EBIT, EBITDA, operating income and EPS), market share targets, acquisition targets, profitability targets (as measured through return ratios or stockholder returns), treatment growth, clinical outcomes, physician relations, employee turnover and employee relations. Such business criteria may, in the discretion of the Committee, be applied to the Participant, the Company as a whole, or any designated subsidiary or business unit of the Company or a subsidiary thereof.

PAYMENT OF AWARDS.

As soon as practicable after the Committee’s certification of a Participant’s attainment of the performance goals established by the Committee for such Participant, the Company shall pay to the Participant the amount of the Award earned by the Participant. Payment may be made in cash, in shares of common stock of the Company (“Common Stock”), or in units representing the right to receive shares of Common Stock (“Stock Units”). Shares of Common Stock or Stock Units granted to a Participant in payment of an Award may be subject to such restrictions as determined by the Committee in its discretion. The date on which a cash payment is made to the Participant in the case of an Award paid in cash, or the date on which shares of Common Stock or Stock Units are granted to the Participant in the case of an Award paid in shares of Common Stock or Stock Units, is hereinafter referred to as the “Payment Date”. To the extent the payment of an Award in shares of Common Stock or Stock Units would require stockholder approval under the rules of the principal national securities exchange on which the Common Stock is traded or listed, such payment shall be made pursuant to an equity compensation plan of the Company, other than the Plan, under which such payment can be made without further approval by the Company’s stockholders.

The maximum amount that may be paid as an Award under the Plan to any Participant for any calendar year is Ten Million Dollars ($10,000,000). For this purpose, the amount of an Award that is paid in shares of Common Stock or Stock Units shall be valued without reduction for any restrictions to which such shares of Common Stock or Stock Units may be subject and shall be based on the last reported sale price regular way on the Payment Date, or if no such reported sale takes place on the Payment Date, the average of the last reported bid and ask prices regular way on the Payment Date, in either case on the principal national securities exchange on which the Common Stock is traded or listed. If on the Payment Date the principal national securities exchange on which the Common Stock is traded or listed is closed, the value of the shares of Common Stock or Stock Units shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and asked prices are available.

An Award shall be paid under this Plan to a Participant for any calendar year solely on account of the attainment of the performance goals established by the Committee with respect to such Participant for such calendar year. An Award to a Participant shall, except as otherwise provided herein, also be contingent upon the Participant’s continued employment by the Company or a subsidiary of the Company on the Payment Date.

OFFSETS OF BENEFITS.

The Company shall have the right to withhold from Award payments any amounts that a Participant owes to the Company. The Company also shall have the right to use any Award to offset any incentive compensation payments required to be provided to an employee pursuant to the terms of that employee’s employment agreement.

TERMINATION OF EMPLOYMENT.

If a Participant’s employment with the Company terminates prior to the Payment Date for an Award, then the Participant shall not be entitled to any payment with respect to the Award, unless otherwise provided by the terms of the Participant’s employment agreement, or otherwise determined by the Committee, in its sole discretion.

If any payee is a minor, or if the Committee reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee may have the payment made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee. Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.

EFFECTIVE DATE.

Payment of any Award under this amended and restated Plan shall be contingent upon stockholder approval of this amended and restated Plan pursuant to Section 162(m) of the Code. All Awards under this amended and restated Plan shall be null and void if this amended and restated Plan is not approved by such stockholders.

After stockholder approval of this amended and restated Plan has been obtained at the 2005 annual meeting of stockholders, the material terms of the performance goals shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting in 2010.

COMMITTEE CERTIFICATION.

Prior to the payment of any Award to a Participant, the Committee will certify in writing that the applicable performance goals were in fact satisfied.

AMENDMENT OF THE PLAN.

The Board may from time to time alter, amend, suspend, or discontinue the Plan. However, no such amendment or modification shall adversely affect any Participant’s rights with regard to outstanding, previously certified Awards.

ASSIGNABILITY.

No Awards granted under the Plan shall be pledged, assigned, or transferred by any Participant except by a will or by the laws of descent and distribution. Any estate of any Participant receiving any Award under the Plan shall be subject to the terms and conditions of the Plan.

TAX WITHHOLDING.

Award payments made to Participants shall be made net of any amounts necessary to satisfy federal, state and local withholding tax requirements, where required by law.

NO CONTRACT OF EMPLOYMENT.

Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company, the Committee or the Board pursuant to the Plan and its provisions, shall be construed as giving to any employee or Participant the right to be retained in the employ of the Company.

OTHER PROVISIONS.

Any expenses and liabilities incurred by the Board, the Committee or the Company in administering the Plan shall be paid by the Company.

Amounts paid to a Participant with respect to Awards under the Plan shall have no effect on the level of benefits provided to or received by such Participant, or the Participant’s estate or beneficiaries, as a part of any other employee benefit plan or similar arrangement provided by the Company, except as provided under the terms of such other employee benefit plan or similar arrangement.

The Plan and all actions taken under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.